Filed Pursuant to Rule 424(b)(5)
Registration No. 333-185502

PROSPECTUS SUPPLEMENT
(To prospectus dated December 14, 2012)

India Globalization Capital, Inc.

$1,500,000

Common Stock

We have entered into an amended and restated agency agreement with Enclave Capital LLC (“Enclave” or the “Agent”), relating to shares of our common stock, par value $0.0001 per share.

Under this amended and restated agency agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $5.5 million from time to time through Enclave, as our sales agent.  As of June 6, 2014, we have sold approximately $4.0 million of this $5.5 million amount.  Sales of the shares, if any, will be made by means of ordinary brokers’ transactions on the NYSE MKT at market prices.  The price per share will be at prevailing market prices, but no sales will be made at a price below $1.00 per share without Enclave’s consent.  Enclave will be entitled to compensation at a fixed commission rate of 5.0% of the gross sales price per share sold.

Our common stock is listed on the NYSE MKT under the symbol "IGC".  On June 6, 2014, the last reported sale price of our common stock as reported on the NYSE MKT was $1.76 per share.

Investing in our common stock involves risks. Before investing in our common stock you should carefully consider the risk factors described in “Risk Factors” in this prospectus supplement beginning page S-3, and in other documents incorporated by reference, including our Annual Report on Form 10-K for our fiscal year ended March 31, 2013.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We urge you to carefully read this prospectus supplement and the accompanying prospectus which will describe the terms of the offering before you make your investment decision.

The date of this prospectus supplement is June 9, 2014.

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ABOUT THIS PROSPECTUS SUPPLEMENT

Unless otherwise stated or the context otherwise requires, references in this prospectus supplement or the accompanying prospectus to “IGC,” “we,” “our,” “us” or similar references are to India Globalization Capital, Inc. and its consolidated subsidiaries.

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and other matters relating to us. The second part is the accompanying prospectus, which gives more general information about securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement that we filed with the Securities and Exchange Commission (or the SEC) using the SEC’s shelf registration rules.

You should read both this prospectus supplement and the accompanying prospectus together with additional information described in this prospectus supplement in the section titled “Where You Can Find More Information.” If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

Any statement made in this prospectus supplement, in the accompanying prospectus or in any document incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

The information in this prospectus supplement is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus supplement or in the accompanying prospectus is accurate as of any date other than the date on the front of the applicable document, or that information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects or other important facts or circumstances may have changed since those dates.

In making your investment decision, you should rely only on the information contained in or incorporated by reference in this prospectus supplement and in the accompanying prospectus. Neither India Globalization Capital nor Enclave has authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither India Globalization Capital nor Enclave is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or in any free writing prospectus that we may provide to you is accurate only as of the date of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

FORWARD-LOOKING STATEMENTS AND IMPORTANT FACTORS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. This prospectus supplement, the accompanying prospectus, and the documents incorporated herein or therein by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Additionally, we or our representatives may, from time to time, make other written or verbal forward-looking statements. In this prospectus supplement, and the documents incorporated by reference herein, we discuss plans, expectations and objectives regarding our business, financial condition and results of operations. Without limiting the foregoing, statements that are in the future tense, and all statements accompanied by terms such as “believe,” “project,” “expect,” “trend,” “estimate,” “forecast,” “assume,” “intend,” “plan,” “target,” “anticipate,” “outlook,” “preliminary,” “will likely result,” “will continue,” and variations thereof and similar terms are intended to be “forward-looking statements” as defined by federal securities laws. We caution you not to place undue reliance on forward-looking statements, which are based upon assumptions, expectations, plans and projections. Forward-looking statements are subject to risks and uncertainties, including those identified in the “Risk Factors” included in this prospectus supplement and in the documents incorporated by reference herein, that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements speak only as of the date when they are made. Except as required by applicable law, we do not undertake any obligation to update forward-looking statements to reflect events, circumstances, changes in expectations, or the occurrence of unanticipated events after the date of those statements. We intend that all forward-looking statements made will be subject to safe harbor protection of the federal securities laws pursuant to Section 27A of the Securities Act and Section 21E of the Exchange Act.

Forward-looking statements are based upon, among other things, our assumptions with respect to:

• competition in the road building sector;
• legislation by the government of India;
• general economic conditions and the Indian growth rates;
• our ability to win licenses, contracts and execute;
• current and future economic and political conditions;
• overall industry and market performance;
• the impact of accounting pronouncements;
• management’s goals and plans for future operations; and
• other assumptions described in this report underlying or relating to any forward-looking statements.

You should consider the limitations on, and risks associated with, forward-looking statements and not unduly rely on the accuracy of predictions contained in such forward-looking statements. As noted above, these forward-looking statements speak only as of the date when they are made. Moreover, in the future, we may make forward-looking statements through our senior management that involve the risk factors and other matters described in our most recent Annual Report on Form 10-K and in this prospectus supplement, as well as other risk factors subsequently identified, including, among others, those identified in our filings with the SEC in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.

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SUMMARY

The following summary is provided solely for your convenience. It is not intended to be complete. You should read carefully this entire prospectus supplement, the accompanying prospectus and all the information included or incorporated by reference herein or therein carefully, especially the risks discussed in the section titled “Risk Factors” beginning on page S-3 of this prospectus supplement and the Risk Factors contained in the accompanying prospectus and the other documents incorporated by reference herein.

Background of India Globalization Capital, Inc.

We are India Globalization Capital, Inc. (the “Company” or “IGC”), a Maryland corporation, organized on April 29, 2005, as a blank check company formed for the purpose of acquiring one or more businesses with operations primarily in India through a merger, capital stock exchange, asset acquisition or other similar business combination or acquisition.  On March 8, 2006, we completed an initial public offering of our Common Stock.  On February 19, 2007, we incorporated India Globalization Capital, Mauritius, Limited (IGC-M), a wholly owned subsidiary, under the laws of Mauritius.  On March 7, 2008, we consummated the acquisition of interests in two companies in India, Sricon Infrastructure Private Limited (“Sricon”) and Techni Bharathi Limited (“TBL”).  As of March 31, 2013 IGC beneficially owns 100% of TBL after completing the acquisition of the remaining 23.13% of the TBL shares that were still owned by the Founders of TBL.  The 23.13% of TBL was acquired by IGC-MPL, which is a 100% subsidiary of IGC-M.  TBL shares are held by IGC-M. TBL is focused on the infrastructure industry.  On June 21, 2012, IGC entered into a Memorandum of Settlement (the “MoS”) with Sricon and related parties, pursuant to which the Company gave up the 22% minority interest in Sricon in exchange for approximately 5 acres of land in Nagpur.   The settlement with Sricon is expected to close in fiscal 2015.

On February 19, 2009, IGC-M beneficially purchased 100% of IGC Mining and Trading Private Limited (IGC-IMT) based in Chennai, India.  IGC-IMT was formed on December 16, 2008, as a privately held start-up company engaged in the business of trading iron ore.  Its current activity is to trade iron ore.  On July 4, 2009, IGC-M beneficially purchased 100% of IGC Materials, Private Limited (IGC-MPL) based in Nagpur, India, which conducts IGC’s quarrying business, and 100% of IGC Logistics, Private Limited (IGC-LPL) based in Nagpur, India, which is involved in the transport and delivery of ore, cement, aggregate and other materials.  Together these companies carry out our iron ore trading business in India.

On December 30, 2011, IGC acquired a 95% equity interest in Linxi HeFei Economic and Trade Co., a/k/a Linxi H&F Economic and Trade Co., a People’s Republic of China-based company ("PRC Ironman"), by acquiring 100% of the equity of H&F Ironman Limited, a Hong Kong company ("HK Ironman").  Collectively, PRC Ironman and HK Ironman are referred to as "Ironman."

On January 21, 2013, we incorporated IGC HK Mining and Trading Limited (“IGC-HK”) in Hong Kong. IGC-HK is a wholly owned subsidiary of IGC-Mauritius.  On May 24, 2013, IGC Linxi Industrial and Trading Limited (“IGC-Linxi”) was incorporated by two Chinese citizens, who acted as the initial directors of this company.  This is as per the regulatory requirements for incorporation of companies.  Once this company was incorporated, IGC-HK took control of 95% of the shares of IGC-Linxi.  The necessary regulatory requirements for the ownership of IGC-Linxi by IGC-HK are expected to be completed in Fiscal 2015.  In the meantime the IGC-Linxi is under the control of IGC-HK.  No premium was paid to the individuals for incorporating IGC-Linxi. The company was not operational at the time of purchase and therefore no revenue or earnings were recorded. The individuals were reimbursed a total of $267.56 (1,650 RMB) for the amounts they paid to incorporate the company.  Therefore effectively, this company is not an acquisition but an incorporation by IGC. This incorporation is part of our internal re-structuring.

On March 11, 2014 IGC announced that it has commenced a comprehensive review of potential acquisition candidates as part of its previously stated diversification mandate. IGC’s Board has approved several efforts to increase shareholder value including:

1.                         IGC plans to become a company with diverse businesses where mining, materials and the acquisition of distressed mining assets will be one of several expected business lines. We are and have been for some time a company with diverse assets. We have an equipment leasing business in India, and we have a beneficiation plant in Inner Mongolia.

2.                         The board believes that a business that is only dependent on the sale of iron ore to China is not prudent. Hence, an expansion to other opportunities, some cyclically distressed and some part of the new economy would de-risk our current holdings and drive shareholder value. We are therefore evaluating an expansion into other targeted areas including technology, logistics and specialty pharmaceuticals, with a focus on capitalizing on specific niches within these areas such as solar energy, medical marijuana and clean technology.

On June 4, 2014, IGC announced that it completed its acquisition of Golden Gate, a Hong Kong based trading company. As previously reported, the acquisition is expected to be accretive to earnings as Golden Gate was profitable in fiscal year ended March 31, 2014.  IGC acquired its 51% stake of the Hong Kong based entity for 1,209,765 shares of IGC common stock. The IGC shares are to be paid out in four tranches over three years. 205,660 shares were paid at closing and the remaining shares will be paid based on successfully meeting earnings objectives for fiscal years ending March 31, 2015, 2016 and 2017.

Company Overview

In India we engage in trading iron ore and leasing construction equipment. In Inner Mongolia, China we own and operate iron ore beneficiation plants. Our subsidiaries are exploration stage mining companies with no reserves.

Our short-term plans are to drive cash flow organically by increasing our exposure to the leasing business in India. Our medium term plans are to acquire companies or management that can help us expand and diversify our assets to some of the areas that we have identified including legal cannabis, solar energy and clean technology. Our long-term plans are to increase our commitment to the leasing business in India, increase our commitment to the legal cannabis including indoor farming, solar energy and clean technologies, and eventually decrease our exposure to the beneficiation of iron ore in China.

IGC’s Organizational Structure

Other Information

Unless the context requires otherwise, all references in this report to the “Company”, “IGC”, “we”, “our”, and “us” refer to India Globalization Capital, Inc, together with its wholly owned subsidiary IGC-M, and HK Ironman as well as its direct and indirect subsidiaries (TBL, PRC Ironman, IGC-IMT, IGC-MPL and IGC-LPL).

Our principal executive offices are located at 4336 Montgomery Ave, Bethesda, Maryland 20814 and our telephone number is (301) 983-0998.

We maintain a website at http:/ www.indiaglobalcap.com. The information contained on our website is not incorporated by reference in this prospectus supplement or the accompanying prospectus, and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

For additional information about us, you should refer to the information described in “Where You Can Find More Information” in this prospectus supplement.

The Offering

Issuer	India Globalization Capital, Inc.

Common stock offered	Shares of common stock, $0.0001 par value per share having an aggregate offering price of up to $1,500,000.
Manner of Offering	“At-the-market” offering that may be made from time to time through our sales agent, Enclave Capital LLC, on a commercially reasonable efforts basis. See “Plan of Distribution” on page S-4.

Use of Proceeds	We expect to use the net proceeds from this offering for working capital, repayment of indebtedness, and other general corporate purposes. “Use of Proceeds” on page S-3.

NYSE MKT Trading Symbol	IGC

Risk factors
An investment in our common stock involves significant risks. Before making an investment in our common stock, you should carefully review the "Risk Factors" section beginning on page S-3, as well as the other documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

RISK FACTORS

You should carefully consider the risk factors described in our Annual Report on Form 10-K for the year ended March 31, 2013, as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, and the risk factors set forth below before deciding to invest in the common stock. Such risks and uncertainties are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. The occurrence of any of the events or actions described in these risk factors may have a material adverse effect on our business or financial performance.

Risks Related To This Offering

Future sales of common stock by us could cause our stock price to decline and dilute your ownership of us.

There are currently outstanding warrants to purchase 1,271,373 shares of our common stock and options to purchase 269,345 shares of our common stock. We are not restricted from issuing additional shares of our common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The market price of our common stock could decline as a result of sales of a large number of shares of our common stock by us in the market after this offering or the perception that such sales could occur. If we raise funds by issuing additional securities in the future or the outstanding warrants or options to purchase our common stock are exercised, the newly issued shares will also dilute your percentage ownership in us.

The market price for our common stock after this offering may be lower than the offering price, and our stock price may be volatile.

The price at which the shares of our common stock may sell in the public market after this offering may be lower than the price at which they are sold. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. Fluctuations in our stock price may not be correlated in a predictable way to our performance or operating results. Our stock price may fluctuate as a result of a number of events and factors such as those described elsewhere in this "Risk Factors" section, events described or incorporated by reference in this prospectus supplement and the accompanying prospectus, and other factors that are beyond our control. If the market price of our common stock declines significantly after this offering, you may be unable to resell your shares at or above the public offering price.

In addition, the stock market, in general, has historically experienced significant price and volume fluctuations. The overall weakness in the economy and the recent financial crisis have recently contributed to the extreme volatility of the markets, including the market price of our common stock. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations may cause declines in the market price of our common stock. When the market price of a company’s common stock drops significantly, stockholders often institute securities class action lawsuits against the company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources from our business.

Our publicly filed reports are subject to review by the SEC, and any significant changes or amendments required as a result of any such review may result in material liability to us and may have a material adverse impact on the trading price of our common stock.

The reports of publicly traded companies are subject to review by the SEC from time to time for the purpose of assisting companies in complying with applicable disclosure requirements, and the SEC is required to undertake a comprehensive review of a company’s reports at least once every three years under the Sarbanes-Oxley Act of 2002. SEC reviews may be initiated at any time. We could be required to modify, amend or reformulate information contained in prior filings as a result of an SEC review as well as state in filings that we have inadequate control or expertise over financial reporting. Any modification, amendment or reformulation of information contained in such reports could be significant and result in material liability to us and have a material adverse impact on the trading price of our common stock.

Our management team will have broad discretion over the use of the net proceeds from this offering.

Our management will use their discretion to direct the net proceeds from this offering.  We intend to use the net proceeds for working capital purposes.  Working capital purposes may include capital expenditures, working capital and payment of payables in the ordinary course of our business and prior practices. Our management’s judgments may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

We do not anticipate declaring any cash dividends on our common stock.

We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future.  Our current policy is to retain all funds and earnings for use in the operation and expansion of our business.  In addition, the terms of our  debt agreement prohibits the payment of cash dividends or other distributions on any of our capital stock except dividends payable in additional shares of capital stock

Risks Related To Our Expansion Strategy

Our diversification strategy depends on our ability to find accretive acquisitions and attract management.

The success of IGC’s acquisition and diversification strategy will depend on its ability to identify suitable companies to acquire in attractive industries, to complete those acquisitions on terms that are acceptable to IGC and in the timeframes and within the budgets it expects, and to thereafter improve the results of operations of the acquired companies and successfully integrate their operations on an accretive basis. There can be no assurance that IGC will be successful in any or all of these steps.

We may be unable to continue scale operations, make acquisitions or continue as a going concern if we do not successfully raise additional capital.

If we are unable to successfully raise the capital we need we may need to reduce the scope of our businesses to fully satisfy our future short-term liquidity requirements. If we cannot raise additional capital or reduce the scope of our business, we may be otherwise unable to achieve our goals or continue our operations.  We have incurred losses from operations in the prior two years and have a lack of liquidity for expansion. Our business in China depends on the macro economic growth of China, which currently appears to signal a slow down.  We believe that a slow down in China may adversely affect iron ore prices. If we are unable to sell iron ore at a reasonable profit we will shut down the operations and cut our costs.  This will in turn reduce our revenue in the short term.  We may, in order to remain in the business, divert some of our resources to lower margin trading.  While we believe that we will be able to raise the capital we need to continue our operations, there can be no assurances that we will be successful in these efforts or will be able to raise enough capital for the planned expansion.

We have a history of operating losses and there can be no assurance that we can again achieve or maintain profitability.

Our short-term focus is to become profitable. However there can be no guarantee that our efforts will be successful.  Even if we again achieve profitability, given our dependence on global GDP growth and macro economic factors, we may not be able to sustain profitability and our failure to do so would adversely affect our businesses, including our ability to raise additional funds.

We expect to acquire companies and we are subject to evolving and expensive corporate governance regulations and requirements. Our failure to adequately adhere to these requirements, or impress these requirements on acquisitions, some of which may be non reporting entities, or the failure or circumvention of our controls and procedures could seriously harm our business and affect our status as a reporting company listed on a major exchange.

As a public reporting company listed on the NYSE MKT, we are subject to various regulations. Compliance with these evolving regulations is costly and requires a significant diversion of management time and attention, particularly with regard to our disclosure on controls and procedures and our internal control over financial reporting. Our internal controls and procedures may not be able to prevent errors or fraud in the future. However, we cannot guarantee that we can establish internal controls over financial reporting immediately on companies that we acquire.  Thus faulty judgments, simple errors or mistakes, or the failure of our personnel to enforce controls over acquired companies or to adhere to established controls and procedures, may make it difficult for us to ensure that the objectives of our control systems are met.   A failure of our controls and procedures to detect other than inconsequential errors or fraud could seriously harm our ability to continue as a reporting company listed on a national exchange.

We have a limited senior management team size that may hamper our ability to effectively manage a publicly traded company and manage acquisitions and that may harm our business.

As we operate in several countries, we use consultants including lawyers and accountants to help us comply with regulatory requirements on a timely basis.  As we expand, we expect to increase the size of our senior management.  However, we cannot guarantee that in the interim period our senior management can adequately manage the requirements of a public company and the integration of acquisitions and any failure to do so could lead to the imposition of fines, penalties, harm our business, status as a reporting company and our listing on the NYSE MKT.

Our proposed business expansion is dependent on laws pertaining to various industries including the legal marijuana industry.

We expect to acquire companies and hire management in the niche areas that we have identified.  These include among others technology, logistics and specialty pharmacy with a focus on capitalizing on specific niches within these areas such as solar energy, medical marijuana and clean tech. Entry into any of these areas, including the solar energy market, requires special knowledge of the industry and products.  In the event that we are perceived to be entering the legal cannabis sector, even remotely, we could be subject to increased scrutiny by the regulators because, among other things, Marijuana is a schedule-I controlled substance and is illegal under federal law.  Our failure to adequately manage the risk associated with these businesses and adequately manage the requirements of the regulators can adversely affect our business, our status as a reporting company and our listing on the NYSE MKT. Further, any adverse pronouncements from the regulators about businesses related to the legal cannabis sector could adversely affect our stock price, if we are perceived to be in a company in that sector.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the shares of common stock we are offering will be approximately $1,375,000. We intend to use the net proceeds from the sale of securities offered in this prospectus supplement for working capital, repayment of indebtedness and other general corporate purposes.

PLAN OF DISTRIBUTION

We have entered into an amended and restated agency agreement with Enclave Capital LLC (“Enclave”), under which we may issue and sell from time to time shares of our common stock having an aggregate offering price of up to $5.5 million through Enclave.  Sales of the shares of our common stock, if any, will be made by means of ordinary brokers’ transactions on the NYSE MKT at market prices and such other transactions as agreed upon by us and Enclave.  The price per share will be at prevailing market prices, but no sales will be made at a price below $1.00 per share without Enclave’s consent.  As agent, Enclave will not engage in any transactions that stabilize our common stock.

Enclave will offer shares of our common stock as and when requested by us, provided that the terms and conditions in the agency agreement have been satisfied. We will designate the maximum amount of common stock to be sold through Enclave or otherwise determine such maximum amount together with Enclave. Subject to the terms and conditions of the agency agreement, Enclave will use its commercially reasonable efforts to sell on our behalf all of the designated shares of our common stock. We may instruct Enclave not to sell common stock if the sales cannot be effected at or above the price designated by us in any such instruction. We or Enclave may suspend the offering of our common stock under the agency agreement at any time by notifying each other.

Enclave will receive from us a commission equal to 5.0% of the gross sales price per share for any shares sold through them as our sales agent under the agency agreement unless the parties agree otherwise. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such shares. We have agreed to reimburse Enclave for certain of its expenses incurred in connection with acting as distribution agent in certain circumstances.

Enclave will provide written confirmation to us following the close of trading on the NYSE MKT each day in which shares of common stock are sold by it for us under the agency agreement. Each confirmation will include the number of shares sold on that day, the gross sales price per share and the net proceeds to us.

Settlement for sales of shares of our common stock will occur, unless the parties agree otherwise, on the third business day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will report in a prospectus supplement and/or our filings under the Exchange Act at least quarterly the number of shares of our common stock sold through Enclave under the agency agreement, the net proceeds to us and the compensation paid by us to Enclave in connection with such sales of our common stock.

In connection with the sale of common stock on our behalf, Enclave may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to Enclave may be deemed to be underwriting commissions or discounts. We have agreed in the agency agreement to provide indemnification and contribution to Enclave against certain civil liabilities, including liabilities under the Securities Act.

In the ordinary course of their business, Enclave and/or its affiliates may in the future perform, investment banking, broker dealer, financial advisory or other services for us, for which they may receive separate fees.

If either Enclave or we have reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied, such party will promptly notify the other and sales of common stock under the agency agreement and any terms agreement will be suspended until that or other exemptive provisions have been satisfied in the judgment of Enclave and us.

The offering of shares of our common stock pursuant to the agency agreement will terminate upon the earlier of (1) the sale of the maximum program dollar amount of shares of common stock subject to the agency agreement, (2) the termination of the agency agreement by us or Enclave and (3) the third anniversary of the effective date.

We estimate that the total expenses of the offering payable by us, excluding discounts and commissions payable to Enclave under the agency agreement, will be approximately $40,000.

LEGAL MATTERS

Don A. Paradiso, P.A., Boca Raton, Florida, will issue an opinion about the validity of the shares of common stock offered by this prospectus supplement.

EXPERTS

The consolidated financial statements and financial statement schedule of India Globalization Capital, Inc. and subsidiaries as of March 31, 2012 and 2011, and for each of the years in the two-year period ended March 31, 2013, have been incorporated by reference herein and in the registration statement in reliance upon the reports of Yoganandh & Ram prior to the Form 10-K for the fiscal year ended March 31, 2013, and AJSH & Company for the fiscal year ended March 31, 2013, and the quarters ended June 30, 2013, September 30, 2013 and December 31, 2013, each an independent registered public accounting firm, and upon the authority of said firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. In addition, we have filed with the SEC a Registration Statement on Form S-3, of which this prospectus is a part, under the Securities Act with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement or the exhibits which are a part of the registration statement. You may read and copy the registration statement and any document we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are “incorporating by reference” information into this prospectus supplement. This means that we are disclosing important information to you by referring you to another document that has been filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede the information contained in documents filed earlier with the SEC or contained in this prospectus supplement. We incorporate by reference in this prospectus supplement the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the initial filing of this prospectus supplement and prior to the time that we sell all of the securities offered by this prospectus supplement and the accompanying prospectus (except in each case the information contained in such documents to the extent “furnished” and not “filed”):

•	Our Annual Report on Form 10-K for the fiscal year ended March 31, 2013
•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013
•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013
•	Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2013
•	Our Current Report on Form 8-K filed on April 4, 2013
•	Our Current Report on Form 8-K filed on April 15, 2013
•	Our Current Report on Form 8-K filed on July 1, 2013
•	Our Current Report on Form 8-K filed on August 26, 2013
•	Our Current Report on Form 8-K filed on September 30, 2013
•	Our Current Report on Form 8-K filed on January 31, 2014
•	Our Current Report on Form 8-K filed on February 6, 2014
•	Our Current Report on Form 8-K filed on March 14, 2014
•	Our Current Report on Form 8-K filed on March 26, 2014
•	Our Current Report on Form 8-K filed on April 3, 2014
•	Our Current Report on Form 8-K filed on June 5, 2014
•	The description of our common stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on March 7, 2006.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Copies of the above documents (other than exhibits to such documents unless those exhibits have been specifically incorporated by reference in this prospectus supplement) may be obtained upon request without charge upon writing to India Globalization Capital, Inc., Attn: Corporate Secretary, 4336 Montgomery Ave, Bethesda, Maryland 20814.

The information in this preliminary prospectus is not complete and may be changed or withdrawn without notice.  This preliminary prospectus does not, and is not intended to, constitute an offer to sell or a solicitation of an offer to buy, any of these securities nor shall there be any sale of these securities or any solicitation of an offer to buy these securities in any jurisdiction in which such offer, sale or solicitation would be unlawful.

PRELIMINARY PROSPECTUS - SUBJECT TO COMPLETION, DATED DECEMBER 14, 2012

$6,000,000
Common Stock
Preferred Stock
Warrants
Units

From time to time, the Company may offer up to $6,000,000 of any combination of the securities described in this prospectus, either individually or in units. The Company may also offer common stock or preferred stock upon conversion of debt securities, common stock upon conversion of preferred stock, or common stock or preferred stock upon the exercise of warrants. Such securities may be offered and sold by us in one or more offerings with a total aggregate principal amount or initial purchase price not to exceed $6,000,000.

This prospectus provides a general description of these securities. We will provide specific information and the terms of the securities being offered in supplements to this prospectus. The supplements may also add, update or change information in this prospectus. Please read this prospectus and any prospectus supplements together with any documents incorporated by reference carefully before investing. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

We may offer these securities directly to investors, through underwriters, dealers or agents, on a continuous or delayed basis. See “Plan of Distribution.” Each prospectus supplement will provide the terms of the plan of distribution relating to each series of securities.

Our Common Stock is currently traded on the NYSE MKT under the symbol “IGC”.  As of November 30, 2012 the last reported closing sale price of our Common Stock on the NYSE MKT was $0.16.

Our principal executive offices are located at 4336 Montgomery Ave, Bethesda, Maryland 20814, and our telephone number is (301) 983-0998.

We may offer these securities directly to investors, through underwriters, dealers or agents, on a continuous or delayed basis. See “Plan of Distribution.” Each prospectus supplement will provide the terms of the plan of distribution relating to each series of securities.

Investing in our securities involves risks that you should consider and that are described in our most recent Annual Report on Form 10-K, and any subsequent Quarterly Report on Form 10-Q, which are incorporated by reference into this prospectus or any applicable prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is __________, 2012.

Table of Contents

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This prospectus and any applicable prospectus supplement are not offers to sell nor are they seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.  The information contained in this prospectus and any applicable prospectus supplement is complete and correct only as of the date on the front cover of such documents, regardless of the time of the delivery of such documents or any sale of these securities.

For investors outside the United States:  We have not taken any action to permit a public offering of the shares of our Common Stock or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States.  You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement, the registration statement and any other free writing prospectus authorized by us to be provided to you. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any state where the offer or sale is not permitted. You should assume that the information in this prospectus and any prospectus supplement, or incorporated by reference, is accurate only as of the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Table of Contents

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration, or continuous offering, process. Under this shelf registration process, we may, from time to time, offer shares of our common stock, preferred stock, either separately or represented by depositary shares, or warrants to purchase any of such securities, either individually or in units, in one or more offerings, up to a total initial issuance amount of $6,000,000.

This prospectus provides you with a general description of the securities we may offer. The specific terms of any securities to be offered will be described in a prospectus supplement. Any prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”

Unless the context otherwise requires, all references to “Company”, “IGC”, “IGC Inc.”, “we”, “our”, “us” and similar terms in this prospectus refer to India Globalization Capital, Inc., together with its wholly owned subsidiaries IGC-M and HK Ironman, Ltd. and its direct and indirect subsidiaries (TBL, IGC-IMT, IGC-MPL, IGC-LPL and PRC Ironman) and Sricon, in which we hold a non-controlling interest.

INDIA GLOBALIZATION CAPITAL, INC. (IGC)

The Company

We are India Globalization Capital, Inc. (the “Company” or “IGC”), a Maryland corporation, organized on April 29, 2005, as a blank check company formed for the purpose of acquiring one or more businesses with operations primarily in India through a merger, capital stock exchange, asset acquisition or other similar business combination or acquisition.  On March 8, 2006, we completed an initial public offering of our Common Stock.  On February 19, 2007, we incorporated India Globalization Capital, Mauritius, Limited (IGC-M), a wholly owned subsidiary, under the laws of Mauritius.  On March 7, 2008, we consummated the acquisition of interests in two companies in India, Sricon Infrastructure Private Limited (“Sricon”) and Techni Bharathi Limited (“TBL”).  Currently, IGC owns 77% of TBL and these shares are held by IGC-M. TBL is focused on the infrastructure industry.  On June 21, 2012, IGC entered into a Memorandum of Settlement (the “MoS”) with Sricon and related parties, pursuant to which the Company gave up the 22% minority interest in Sricon in exchange for approximately 5 acres of land in Nagpur. The settlement is expected to close by the end of this financial year.

On February 19, 2009, IGC-M beneficially purchased 100% of IGC Mining and Trading Private Limited (IGC-IMT) based in Chennai, India.  IGC-IMT was formed on December 16, 2008, as a privately held start-up company engaged in the business of mining and trading.  Its current activity is to operate shipping hubs and to trade iron ore.  On July 4, 2009, IGC-M beneficially purchased 100% of IGC Materials, Private Limited (IGC-MPL) based in Nagpur, India, which conducts IGC’s quarrying business, and 100% of IGC Logistics, Private Limited (IGC-LPL) based in Nagpur, India, which is involved in the transport and delivery of ore, cement, aggregate and other materials.  Together these companies carry out our mining and trading business in India.  Each of IGC-IMT, IGC-MPL and IGC-LPL were formed by third parties at the behest of IGC-M to facilitate the creation of the subsidiaries.  The purchase price paid for each of IGC-IMT, IGC-MPL and IGC-LPL was equal to the expenses incurred in incorporating the respective entities with no premium paid.

On December 30, 2011, IGC acquired a 95% equity interest in Linxi HeFei Economic and Trade Co., aka Linxi H&F Economic and Trade Co., a People’s Republic of China-based company ("PRC Ironman") by acquiring 100% of the equity of H&F Ironman Limited, a Hong Kong company ("HK Ironman").  Collectively, PRC Ironman and HK Ironman are referred to as "Ironman."

India Globalization Capital, Inc. (”IGC,” the “Company,” or “we”) and its subsidiaries are engaged in the mining, and trading business and in the construction business.  We operate in India and China. The Company’s medium term plans are to expand the number of iron ore mining sites s it has in China from four sites to seven and continue to build its iron ore assets.  The business offerings of the Company include the purchasing and sale of iron ore and other minerals (lead, zinc, and rare earth, among others) as well as construction.

IGC’s organizational structure is as follows:

Unless the context requires otherwise, all references in this report to the “Company”, “IGC”, “IGC Inc.”, “we”, “our”, and “us” refer to India Globalization Capital, Inc., together with its wholly owned subsidiaries IGC-M and HK Ironman, Ltd. and its direct and indirect subsidiaries (TBL, IGC-IMT, IGC-MPL, IGC-LPL and PRC Ironman) and Sricon, in which we hold a non-controlling interest.

Subsidiaries Overview

HK Ironman is a Hong Kong-based company incorporated on December 20, 2010 to acquire PRC Ironman.  PRC Ironman was incorporated as Linxi Hefei Economic & Trade Co., Ltd. in China on January 8, 2008.  PRC Ironman is a Sino-foreign equity joint venture (“EJV”) established by both foreign and Chinese investors (i.e., Sino means “China” herein).  HK Ironman owns 95% of PRC Ironman.  PRC Ironman is engaged in the processing and extraction of iron ore from sand and dirt at its beneficiation plants in southwest Linxi in the autonomous region of eastern Inner Mongolia, under the administration of Chifeng City, Inner Mongolia, which is located 250 miles from Beijing, 185 miles from Tianjin Port and 125 miles from Jinzhou Port and well connected by roads, planes and railroad. PRC Ironman owns four mining properties and operates three beneficiation plants on three separate properties, all located in Linxi.  The four properties have about $400 Million of iron reserves calculated at price of about $100 per metric ton.

Incorporated on February 19, 2007, India Globalization Capital, Mauritius, Limited (IGC-M) is a Mauritius based company that manages and owns all the subsidiaries based in India: IGC Materials, Private Limited (“IGC-MPL”), IGC Logistics, Private Limited (“IGC-LPL”), IGC India Mining and Trading (“IGC-IMT”) and Techni Bharathi Limited (“TBL”).  The Indian subsidiaries including IGC-IMT are focused on the trading of materials like iron ore to customers in India and China. TBL was incorporated as a public limited company (but not listed on the stock exchange) on June 19, 1982, in Cochin, India.  It was converted to a private limited company in 2012. TBL is an engineering and construction company engaged in the execution of civil construction, structural engineering projects, and trading.  TBL has a focus in the Indian states of Kerala, Karnataka, and Tamil Nadu.  As reported on Form 8-K on October 18, 2012, IGC, through its subsidiaries, , entered into a Settlement Agreement and a Share Purchase Agreement pursuant to which TBL will become  a fully-owned subsidiary of IGC.

Core Business Competencies

Our thesis is that as the infrastructures of India and China are built out and modernized, the demand for basic raw materials like iron ore used in the production of steel is expected to increase.  We offer an integrated set of services to our customers based upon several core competencies. Our core business competencies are:

1.	A sophisticated, integrated approach to biding, modeling, costing, management, and monitoring of mining and construction projects.

2.	In-depth knowledge, history and ability to work in the iron ore sector in the autonomous region of Inner Mongolia and the southern and central states of India.

3.	Knowledge of low cost logistics for moving commodities across long distances in specific parts of India, the autonomous region of Inner Mongolia and parts of Mongolia.

5.	In-depth knowledge of the licensing process for mines in Inner Mongolia and southern and central India.

6.
Strong relationships with several important construction companies and mine operators in southern and central India, Mongolia, and strong relationships at the appropriate levels of government in the autonomous region of Inner Mongolia.

7.	Access to the sand ore in the hills of Inner Mongolia.

Business Areas

1. Mining and Trading (“M&T”).

Our mining, trading and quarrying activity currently centers on a) sale of iron ore beneficiated at our plants in China, and b) sale of iron ore to customers in India and in China and sale of rock aggregate to customers in India.  India is the fourth largest producer of iron ore while China is the world’s largest steel producer.  The Freedonia Group projected in May 2010 that China’s $1.15 trillion construction industry would grow 9.1% every year until 2014. A Reuters’ poll published on the week of September 10, 2012, reports that the market consensus is for growth in 2012 to come in at 7.7 percent, with the last three months of the year picking up from 7.4 to 7.6 percent. However, China’s government has also announced a one trillion yuan ($158 billion) infrastructure spending drive. This stimulus package is projected to rekindle China’s demand for steel.  According to the World Steel Association, China accounted for 648 million metric tons of steel production in 2010. As The Wall Street Journal reported, this production was almost half of total global output.  On August 6, 2012, The Wall Street Journal stated that China produced 683 million metric tons in 2011 and is expected to produce about 679 million metric tons in 2012.   China is also a net importer of iron ore from Australia, Brazil, India and other countries.  According to Reuters, September 11, 2012, “China produces about 1 billion tons a year of iron ore and buys 60 percent of the steelmaking raw material traded globally.”

Global prices for iron ore are set through negotiations between China Steel and the large suppliers Rio Tinto, BHP Billiton and Vale.  Once prices are set, the rest of the global markets follow that pricing.  Prices for iron ore have increased about seven fold from 2003 to a high of $180 per metric ton at the end of 2010.  However in fiscal 2012, iron ore prices dropped to between $95 and $125 per metric ton.

We believe that IGC is well positioned to provide some Chinese steel mills with the iron ore needed to meet their demand.    We have relationships and in some cases agreements with mine owners in Orissa and Karnataka, two of the largest ore mining belts in India.  In addition, we operate facilities at seaports on the west coast of India and to a lesser extent on the east coast of India.  The facilities consist of an office and a plot of land within the port to store iron ore.  We service a customer in China by buying ore from Indian mine owners, transporting it to seaports and then subcontracting stevedores to load the ships.  For about two year the Indian government, pending an inquiry into illegal mining and environmental concerns, had closed the Indian mines. However, on September 3, 2012, the Economic Times announced that the Supreme Court lifted the ban on eighteen iron ore mines in Karnataka. While this decision opens up to 5 million tons of production a year, Karnataka still has not allowed exporters to ship raw material overseas.  The Company is exploring other countries from which to obtain a supply of low-grade iron ore including the country of Mongolia.

In China we are engaged in the processing and extraction of iron ore from sand and dirt at its beneficiation plants, which converts low-grade ore to high-grade ore through a dry and wet separation process. This provides IGC with a platform in China to expand its business.  Our goal is to ship low-grade iron ore, when available from India, to China, convert the ore to higher-grade ore and sell it to customers in China. This allows us to maximize our capacity at the beneficiation plants.  Our customers include local traders and steel mills near the port of Tianjin and steel mills located there.  This area has excellent access roads consisting of multi-lane highways.  Our staff is experienced in delivering and managing the logistics of ore transport.

As Indian infrastructure modernizes, the demand for raw materials like rock aggregate, iron ore and similar resources is projected to increase.  For example, in 2009, according to the Freedonia Group, India was the third largest stone aggregate market in the world.  The report projected that Indian demand for crushed stone will increase to 770 million metric tons in 2013 and 1.08 billion metric tons in 2018.  In 2012, the Freedonia Group announced “the global market for construction aggregates (e.g., sand, crushed stone, gravel) is expected to increase 5.2 percent annually through 2015 to 48.3 billion metric tons.    Our share of the mining and trading market is significantly less than 1%.  However, we have an opportunity to consolidate and grow our market share in a specific geographic area, which is our focus.

 2.        Construction: highway and heavy construction.  According to the global market researcher eMpulse, the size of the construction industry in India is approximately $53 billion. The Indian government has developed a plan to build and modernize Indian infrastructure. The Wall Street Journal reported on March 23, 2010 that the government planned to double infrastructure spending from $500 billion to $1 trillion.  It will pay for the expansion and construction of rural roads, major highways, airports, seaports, freight corridors, railroads and townships.  According to BBC, India's government has pledged to move ahead with major infrastructure projects to give a boost to the country's slowing economy and revive the plans to build new highways, airports and ports, among other things during the ongoing fiscal year. Prime Minister Manmohan Singh stated last June 6, 2012, that some of the projects to start the economic boost include contracts to build 9,500 kilometers of roads; three new airports at Navi Mumbai, Goa and Kannur; the upgrade to international standard of at least "three or four" of five airports - Lucknow, Varanasi, Coimbatore, Trichy and Gaya; two new aviation hubs to make India a major transit point and two new ports in Andhra Pradesh and West Bengal. Minister Singh estimated 1 trillion dollars in the next five years to building the infrastructure planned and said that the government alone would be unable to invest the amount.”  Through our subsidiary, TBL, we have been engaged in highway and heavy construction.  We have, in the past, constructed highways, rural roads, tunnels, dams, airport runways and housing complexes, mostly in southern states.  We are pre-qualified by the National Highway Authority of India (NHAI) and other agencies for construction contracts.  Our share of the overall Indian construction market is very small.  However, the prequalification and prior track record provides a way to grow the Company in highway and heavy construction.  Currently, the focus is on the recovery of construction delay claims that we are pursuing against NHAI, the Airport Authority of Cochin and the Orissa State Works.  Our share of the overall market in India is significantly less than 1%. The board is evaluating the strategic value associated with the construction business.

Revenue contribution

The following table sets out the revenue contribution from our subsidiaries:

		Period ended September 30, 2012
TBL	Construction	14%
IGC-IMT	M&T	0%
IGC-MPL	M&T	0%
IGC-LPL	M&T	0%
PRC - Ironman	M&T	86%
Total IGC		100%

Customers

In China our present and past customers include several steel mills, including local traders and steel mills near the port of Tianjin. In India our present and past customers include the National Highway Authority of India, several state highway authorities, the Indian railways, and private construction companies.

Growth strategy and business model

Our growth strategy and business model are to:

1.  Leverage our expertise in the logistics and supply of iron ore by increasing the number of beneficiation plants, shipping hubs and iron ore reserves.

2.  Increase our supply chain to procure low-grade ore that can be beneficiated in our plants in China.

3.  Expand our iron ore assets by acquiring more beneficiation plants and mines.

 Competition

Ironman’s beneficiation plants are located 185 miles from the port of Tianjin.  Other than about 10 kilometers of dirt road leading over a bridge and over the hills, the access to Tianjin port and steel mills located there is excellent consisting of multi-lane highways.  The competition in the immediate area consists of three other operators and is fairly limited mainly because demand for ore within China is high and the market can absorb almost any amount of ore that is produced. We compete on price, quantity, and quality. While the iron ore industry is well established and relatively efficient market, we remain competitive because we have geographic advantage in Inner Mongolia as we are, with three plants, one of the larger suppliers in the area.

We operate in an industry that is competitive.  However, the industry is fragmented in the area where we operate and we believe that the overall demand for suppliers and contractors will permit us to compete for projects and contracts that are appropriate for our size and capabilities.

Seasonality

In 2011, the area of Chifeng and Inner Mongolia was subject to inclement weather.  Typically, the months of May through September are rainy.  On average, the rainfall is between 1.1 inches per month to a high of 4.7 inches per month, typically in July.  This level of rainfall is not disruptive to the production of ore and in most cases the plant is operational.  However, in 2011, the area received very heavy rainfall that caused flooding through the region.  It had a serious impact on PRC Ironman’s operations, as PRC Ironman could not operate the mines and the plant for over four months.  The heavy rains and flooding destroyed over 16,000 houses and over 6,000 hectares of farmland.  It also destroyed the bridge connecting our production facilities to the main highways.  Limited damage was sustained to the plant and repairs have been made.

There is seasonality in our business in India during the Indian monsoons. The northeast monsoons historically arrive on June 1st annually, followed by the southwest monsoons, which usually continue intermittently until September.  Historically, many of the ports close during the monsoon months because of heavy rains.  Activities such as the export of iron ore slows down due to the rough seas.  Flooding in the mines can slow production during the monsoon season.

Employees and Consultants

As of November 30, 2012, we employed a work force of approximately 67 employees and contract workers in the U.S., India, China, Hong Kong and Mauritius.  Employees are typically skilled workers including executives, engineers, accountants, sales personnel, truck drivers and other specialized experts.  Contract workers require less specialized skills.  The truck drivers tend to be contract workers.  We make diligent efforts to comply with all employment and labor regulations, including immigration laws in the many jurisdictions in which we operate.  In order to attract and retain skilled employees, we have implemented a performance based incentive program, offered career development programs, improved working conditions and provided United States work assignments, technology and U.S. GAAP training and other fringe benefits. We hope that our efforts will make our company the employer of choice.

Environmental Regulations

 India and China have strict environmental, occupational, health and safety regulations.  In most instances, the contracting agency regulates and enforces all regulatory requirements.  As part of the mandate in the area, Ironman has undertaken a conservation effort as well as an effort to create a sustainable environment.  Ironman actively plants grass and shrubs in the hills after they are excavated and uses the water from the processing plant to irrigate the grass and shrubs.  In addition, a certain portion of our revenue is set aside as a reserve fund for environmental development.

Operational Currency

Our operational currency in China is the renminbi (RMB) and in India is the rupee (INR).  Neither currency is currently freely convertible into USD.  Repatriating money from either India or China requires permission from government authorities and can often take many months. As reported in Bloomberg, on November 17, 2012 the Chinese Central Bank Governor Zhou Xiaochuan said that full convertibility of the Yuan will be the next step in an overhaul of the exchange–rate system.  On November 27, 2012 Bloomberg reported that the Yuan has gained 9.3 percent in nominal terms and 12.6 percent in real terms against the dollar since June 2010.  Generally, the RMB is the best performer of the BRIC countries and has appreciated 24% to the dollar in the past decade.  If a similar appreciation occurs, it will increase the purchasing power of Chinese steel mills buying iron ore, which is traded in U.S. dollars.  Chinese firms could buy more ore, even at a higher price, and IGC would benefit from an appreciation of the RMB. On April 15, 2012, as reported in the Financial Times of India, the Governor of the Reserve Bank of India said that India would “gradually” move towards capital account convertibility only after preconditions like fiscal consolidation are met.

Information and timely reporting

Our operations are located in India and China where the respective accepted accounting standards are the Indian and Chinese GAAP, respectively.  In many cases, the Indian and Chinese GAAPs are not congruent with U.S. GAAP.  Indian and Chinese accounting standards are evolving toward IFRS (International Financial Reporting Standards).  We engage an independent public accounting firm registered with the U.S. PCAOB to conduct an annual audit of our financial statements.  The process of producing financial statements is at times cumbersome and places significant demands upon our existing staff.  We believe we are still some time away from having processes and adequately trained personnel in China to meet the reporting timetables set out by U.S. reporting requirements.  Until then we expect, on occasion, to file extensions to meet U.S. reporting timetables.  We require extra time in order to consolidate financial statements between the three countries.  While we endeavor to meet reporting timetables, it is possible that we may fail to meet these timetables.  Failure to file our reports in a timely fashion can result in severe consequences including the potential delisting of our securities.  In addition, our access to capital may become more difficult or limited if we fail to meet reporting deadlines.  We will make our annual reports, quarterly reports, proxy statements and up-to-date investor presentations available on our website, www.indiaglobalcap.com, as soon as they are available.  Our SEC filings are also available, free of charge, at www.sec.gov.

Our principal executive offices are located at 4336 Montgomery Avenue, Bethesda, Maryland 20814 and our telephone number is (301) 983-0998.

We maintain a website at www.indiaglobalcap.com. The information contained on our website is not incorporated by reference in this prospectus supplement or the accompanying prospectus, and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

For additional information about us, you should refer to the information described in “Where You Can Find More Information” in this prospectus.

THE SECURITIES WE MAY OFFER

We may offer shares of our common stock, preferred stock, or warrants to purchase any of such securities, either individually or in units, with a total value of up to $6,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of any offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	Designation or classification;
•	Aggregate principal amount or aggregate offering price;
•	Maturity, if applicable;
•	Original issue discount, if any;
•	Rates and times of payment of interest or dividends, if any;
•	Redemption, conversion, exercise, exchange or sinking fund terms, if any;
•	Ranking;
•	Restrictive covenants, if any;
•	Voting or other rights, if any;
•	Conversion prices, if any; and
•	Material U.S. federal income tax considerations.
The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement or free writing prospectus will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.

RISK FACTORS

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors discussed in the sections entitled “Risk Factors” contained in any applicable prospectus supplement and our filings with the SEC and incorporated by reference in this prospectus, together with all of the other information contained in this prospectus, or any applicable prospectus supplement. If any of the risks or uncertainties described in our SEC filings or any prospectus supplement or any additional risks and uncertainties actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our securities could decline and you might lose all or part of the value of your investment.

INCORPORATION BY REFERENCE

The following documents filed with the SEC by India Globalization Capital, Inc. (the “Company”) pursuant to the Securities Act of 1933, as amended (the “Securities Act:”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this registration statement:

•	Our Annual Report on Form 10-K for the fiscal year ended March 31, 2012.

•	Our Quarterly Report on Form 10-Q for the quarters ended September 30, 2012 and June 30, 2012, and its amendment filed on August 21, 2012 solely to include the XBRL files.

•	Our Current Reports on Form 8-K dated August 6, 2012, September 7, 2012, September 10, 2012, September 13, 2012, October 12, 2012, October 18, 2012 and November 1, 2012.

•
The description of our Common Stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on March 7, 2006, including any amendments or reports filed for the purpose of updating that description.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to the registration statement of which this prospectus forms a part indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Copies of the above documents (other than exhibits to such documents) may be obtained upon request without charge upon writing to India Globalization Capital, Inc., Attn: Corporate Secretary, 4336 Montgomery Ave, Bethesda, Maryland 20814.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. This prospectus, which is part of a registration statement filed with the SEC, does not contain all of the information set forth in the registration statement or the exhibits filed therewith.  For further information with respect to us and the Common Stock offered by this prospectus, please see the registration statement and exhibits filed with the registration statement.

You may also read and copy any materials we have filed with the SEC at the SEC’s public reference room, located at 100 F Street, N.E., Washington, DC 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  In addition, our SEC filings, including reports, proxy statements and other information regarding issuers that file electronically with the SEC, are also available to the public at no cost from the SEC’s website at www.sec.gov and from our website at www.indiaglobalcap.com.  For information on HK Ironman, please visit www.hfironman.net.

No person is authorized to give any information or to make any representation other than those contained in this prospectus, and if made such information or representation must not be relied upon as having been given or authorized.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.  The delivery of this prospectus will not, under any circumstances, create any implication that the information is correct as of any time subsequent to the date of this prospectus.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus, the documents incorporated by reference into this prospectus and in any prospectus supplement may be deemed “forward-looking statements” within the meaning of Section 21E of the Exchange Act, and Section 27A of the Securities Act. All statements, other than statements of historical fact, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by us in light of our experience and our perception of historical trends, current conditions and expected future developments. Actual results and the timing of events may differ significantly from those projected in such forward-looking statements due to a number of factors, including those set forth in the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q, which are incorporated by reference into this prospectus.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities in the prospectus and any prospectus supplement for general corporate purposes, which could include:

•	Repayment of indebtedness;
•	Working capital;
•	Capital expenditures; and
•	Acquisitions.

We will describe the specific use of proceeds from the sale of the securities in the prospectus supplement.

DILUTION

We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

• the net tangible book value per share of our equity securities before and after the offering;
• the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and
• the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

DESCRIPTION OF CAPITAL STOCK

General

This section describes the general terms and provisions of the shares of our common stock, par value $0.0001 per share, and preferred stock, par value $0.0001 per share. The summary is not complete and is qualified in its entirety by reference to the description of our common stock incorporated by reference in this prospectus. We have also filed our amended and restated articles of incorporation and our bylaws as exhibits to Form 8-K filed with the Commission on August 6, 2012. You should read our amended and restated articles of incorporation and our bylaws for additional information before you buy any of our capital stock. See “Where You Can Find More Information.”

Our board of directors approved an amendment to our Amended and Restated Articles of Incorporation to increase the authorized number of shares of our Common Stock from 75,000,000 shares to 150,000,000 shares of Common Stock.  This amendment was also approved by our stockholders at our annual meeting held on August 25, 2011.  As of now, we are authorized to issue 150,000,000 shares of Common Stock, par value $0.0001, and 1,000,000 shares of preferred stock, par value $0.0001.  We filed the amendment with the State of Maryland on August 1, 2012 and the increase is now effective.  As of December 1, 2012, 60,061,737 shares of the Company’s Common Stock are outstanding, and no shares of preferred stock are outstanding.

Units

Each unit consists of one share of common stock and two warrants. Each warrant entitles the holder to purchase one share of common stock. Each of the common stock and warrants can be traded separately.

Common Stock

Our stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Our board of directors is divided into three classes (Class A, Class B and Class C), each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Preferred stock

Our certificate of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors.  No shares of preferred stock are being issued or registered in this offering.  Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights, which could adversely affect the voting power or other rights of the holders of Common Stock.  We may issue some or all of the preferred stock to effect a business combination.  In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us.  Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Dividends

We have not paid any dividends on our Common Stock to date and do not intend to pay dividends prior to the completion of a business combination.  The payment of dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination.  The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors.  It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Our Transfer Agent

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

Maryland Anti-Takeover Provisions and Certain Anti-Takeover Effects of our Charter and Bylaws

Business Combinations

Under the Maryland General Corporation Law, some business combinations, including a merger, consolidation, share exchange or, in some circumstances, an asset transfer or issuance or reclassification of equity securities, are prohibited for a period of time and require an extraordinary vote.  These transactions include those between a Maryland corporation and the following persons (a “Specified Person”):

•
an interested stockholder, which is defined as any person (other than a subsidiary) who beneficially owns 10% or more of the corporation’s voting stock, or who is an affiliate or an associate of the corporation who, at any time within a two-year period prior to the transaction, was the beneficial owner of 10% or more of the voting power of the corporation’s voting stock; or

•	an affiliate of an interested stockholder

A person is not an interested stockholder if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder.  The board of directors of a Maryland corporation also may exempt a person from these business combination restrictions prior to the time the person becomes a Specified Person and may provide that its exemption be subject to compliance with any terms and conditions determined by the board of directors.  Transactions between a corporation and a Specified Person are prohibited for five years after the most recent date on which such stockholder becomes a Specified Person.  After five years, any business combination must be recommended by the board of directors of the corporation and approved by at least 80% of the votes entitled to be cast by holders of voting stock of the corporation and two-thirds of the votes entitled to be cast by holders of shares other than voting stock held by the Specified Person with whom the business combination is to be effected, unless the corporation’s stockholders receive a minimum price as defined by Maryland law and other conditions under Maryland law are satisfied.

A Maryland corporation may elect not to be governed by these provisions by having its board of directors exempt various Specified Persons, by including a provision in its charter expressly electing not to be governed by the applicable provision of Maryland law or by amending its existing charter with the approval of at least 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and two-thirds of the votes entitled to be cast by holders of shares other than those held by any Specified Person.  Our Charter does not include any provision opting out of these business combination provisions.

 Control Share Acquisitions

The Maryland General Corporation Law also prevents, subject to exceptions, an acquirer who acquires sufficient shares to exercise specified percentages of voting power of a corporation from having any voting rights except to the extent approved by two-thirds of the votes entitled to be cast on the matter not including shares of stock owned by the acquiring person, any directors who are employees of the corporation and any officers of the corporation.  These provisions are referred to as the control share acquisition statute.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted prior to the acquisition by a provision contained in the corporation’s charter or bylaws.  Our Bylaws include a provision exempting IGC from the restrictions of the control share acquisition statute, but this provision could be amended or rescinded either before or after a person acquired control shares.  As a result, the control share acquisition statute could discourage offers to acquire IGC stock and could increase the difficulty of completing an offer.

Board of Directors

The Maryland General Corporation Law provides that a Maryland corporation which is subject to the Exchange Act and has at least three outside directors (who are not affiliated with an acquirer of the company) under certain circumstances may elect by resolution of the board of directors or by amendment of its charter or bylaws to be subject to statutory corporate governance provisions that may be inconsistent with the corporation’s charter and bylaws.  Under these provisions, a board of directors may divide itself into three separate classes without the vote of stockholders such that only one-third of the directors are elected each year.  A board of directors classified in this manner cannot be altered by amendment to the charter of the corporation.  Further, the board of directors may, by electing to be covered by the applicable statutory provisions and notwithstanding the corporation’s charter or bylaws:

•	provide that a special meeting of stockholders will be called only at the request of stockholders entitled to cast at least a majority of the votes entitled to be cast at the meeting,

•	reserve for itself the right to fix the number of directors,

•	provide that a director may be removed only by the vote of at least two-thirds of the votes entitled to be cast generally in the election of directors and

•	retain for itself sole authority to fill vacancies created by an increase in the size of the board or the death, removal or resignation of a director.

In addition, a director elected to fill a vacancy under these provisions serves for the balance of the unexpired term instead of until the next annual meeting of stockholders.  A board of directors may implement all or any of these provisions without amending the charter or bylaws and without stockholder approval.  Although a corporation may be prohibited by its charter or by resolution of its board of directors from electing any of the provisions of the statute, we have not adopted such a prohibition.  We have adopted a staggered board of directors with three separate classes in our charter and given the board the right to fix the number of directors, but we have not prohibited the amendment of these provisions.  The adoption of the staggered board may discourage offers to acquire IGC stock and may increase the difficulty of completing an offer to acquire our stock.  If our board chose to implement the statutory provisions, it could further discourage offers to acquire IGC stock and could further increase the difficulty of completing an offer to acquire our stock.

Effect of Certain Provisions of our Charter and Bylaws

In addition to the Charter and Bylaws provisions discussed above, certain other provisions of our Bylaws may have the effect of impeding the acquisition of control of IGC by means of a tender offer, proxy fight, open market purchases or otherwise in a transaction not approved by our board of directors.  These provisions of Bylaws are intended to reduce our vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of our assets or an unsolicited takeover attempt, which our board believes is otherwise unfair to our stockholders.  These provisions, however, also could have the effect of delaying, deterring or preventing a change in control of IGC.

Stockholder Meetings; Advance Notice of Director Nominations and New Business.  Our Bylaws provide that with respect to annual meetings of stockholders, (i) nominations of individuals for election to our board of directors and (ii) the proposal of business to be considered by stockholders may be made only:

•	pursuant to IGC’s notice of the meeting,

•	by or at the direction of our board of directors or

•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our Bylaws.

Special meetings of stockholders may be called only by the chief executive officer, the board of directors or the secretary of IGC (upon the written request of the holders of a majority of the shares entitled to vote).  At a special meeting of stockholders, the only business that may be conducted is the business specified in IGC’s notice of meeting.  With respect to nominations of persons for election to our board of directors, nominations may be made at a special meeting of stockholders only:

•	pursuant to IGC’s notice of meeting,

•	by or at the direction of our board of directors or

•
if our board of directors has determined that directors will be elected at the special meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our Bylaws.

These procedures may limit the ability of stockholders to bring business before a stockholders meeting, including the nomination of directors and the consideration of any transaction that could result in a change in control and that may result in a premium to our stockholders.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock or, preferred stock in one or more series. We may issue warrants independently or together with common stock and/or preferred stock, and the warrants may be attached to or separate from these securities. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant agreement, including a form of warrant certificate, that describes the terms of the particular series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we may offer under this prospectus and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants being offered, including:

•	The offering price and aggregate number of warrants offered;

•	The currency for which the warrants may be purchased;

•	If applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	If applicable, the date on and after which the warrants and the related securities will be separately transferable;

•
In the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	The effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

•	The terms of our rights to redeem or sell the warrants;
•	Any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	The dates on which the right to exercise the warrants will commence and expire;

•	The manner in which the warrant agreements and warrants may be modified;

•	A discussion of any material U.S. federal income tax consequences of holding or exercising the warrants;

•	The terms of the securities issuable upon exercise of the warrants; and

•	Any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After such time on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Unless we provide otherwise in the applicable prospectus supplement, the warrants and warrant agreements will be governed by and construed in accordance with the laws of the State of Maryland.

DESCRIPTION OF UNITS

We may issue, in one more series, units consisting of common stock, preferred stock, and/or warrants or contracts for the purchase of common stock and/or preferred stock in any combination in such amounts and in such numerous distinct series as we determine. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus, as well as any related free writing prospectuses and the complete unit agreement and any supplemental agreements that contain the terms of the units.

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

•	The designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	Any provisions of the governing unit agreement that differ from those described below; and

•	Any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Capital Stock,” and “Description of Warrants” will apply to each unit and to any common stock, preferred stock or warrant included in each unit, respectively.

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

We, and any unit agent and any of their agents, may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus in any one or more of the following ways from time to time:

•	Directly to investors, including through a specific bidding, auction or other process;
•	To investors through agents;
•	Directly to agents;
•	To or through brokers or dealers;
•	To the public through underwriting syndicates led by one or more managing underwriters;
•	To one or more underwriters acting alone for resale to investors or to the public; or
•	Through a combination of any such methods of sale.

We may also in sell the securities offered by this prospectus in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise.

The accompanying prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

•	The name or names of any underwriters, dealers or agents;
•	The purchase price of the securities and the proceeds to us from the sale;
•	Any over-allotment options under which the underwriters may purchase additional securities from us;
•	Any underwriting discounts and other items constituting compensation to underwriters, dealers or agents;
•	Any public offering price;
•	Any discounts or concessions allowed or reallowed or paid to dealers; or
•	Any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

Only those underwriters identified in such prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement. Any underwritten offering may be on a best efforts or a firm commitment basis.

               The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at varying prices determined at the time of sale, or at prices determined as the applicable prospectus supplement specifies. The securities may be sold through a rights offering, forward contracts or similar arrangements. In any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

We will provide in the applicable prospectus supplement information regarding any underwriting discounts or other compensation that we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than shares of common stock of India Globalization Capital, Inc., which are listed on the NYSE MKT. Any common stock sold pursuant to a prospectus supplement will be listed on the NYSE MKT, subject to official notice of issuance. We may elect to list any series of preferred stock on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any offered securities.

In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. Underwriters may engage in over-allotment. If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

Underwriters, dealers or agents that participate in the offer of securities, or their affiliates or associates, may have engaged or engage in transactions with and perform services for, us or our affiliates in the ordinary course of business for which they may have received or receive customary fees and reimbursement of expenses.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate offering price of the shares offered hereby.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of any securities offered by this prospectus will be passed upon for us by Don A. Paradiso, P.A., Boca Raton, Florida.  Don A. Paradiso, P.A., may also provide opinions regarding certain other matters.  If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement related to such offering.

EXPERTS

The consolidated financial statements and financial statement schedule of India Globalization Capital, Inc. and subsidiaries as of March 31, 2012 and 2011, have been incorporated by reference herein and in the registration statement in reliance upon the reports of Yoganandh & Ram, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.